THIS AMENDING AGREEMENT made and dated for reference the 4th day of April, 2008.

BETWEEN:

ALTOS DE AMADOR S.A., a company having an address at:

Avenida Samuel Lewis y
Calle Gerrado Ortega
Edificio Central, 5to piso
Panama, Rep. De Panama

(the “Vendor”)

AND:

CHANCERY RESOURCES, INC., a company having an address
at 422 Richards Street, 3rd Floor, Vancouver, BC V6B 2Z4

(the “Purchaser”)

WHEREAS:

A.

Pursuant to a Mining Acquisition Agreement among the parties hereto dated for reference March 18, 2008, (the "Agreement"), the Vendor agreed to sell to the Purchaser an undivided one hundred percent (100%) interest in the Property, on the terms and conditions set forth therein;

B.	Capitalized terms used herein shall have the same meanings as contained in the Agreement; and

C.	The parties wish to amend certain provisions of the Agreement.

NOW THEREFORE THIS AMENDING AGREEMENT WITNESSETH that in consideration of these presents and the sum of Five Thousand Dollars ($5,000) paid by the Optionee to the Optionors, the receipt and sufficiency of which is hereby acknowledged by each of the parties, and for other good and valuable consideration, the receipt and sufficiency of which is also hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

1.	Section 4.1 of the Agreement is deleted in its entirety and is replaced with the following:

“Upon commencement of mining operations, all profits from the sale of Ore shall be split 60% to the Purchaser and 40% to the Vendors collectively. Upon the Purchaser having paid a further $210,000, in addition to the funds payable pursuant to section 3.2, such profits shall then be split 90% to the Purchaser and 10% to the Vendors collectively. The Vendors agree that the Purchaser shall have the right to acquire their

10% profit interest at any time upon payment of additional proceeds of $370,000 to the Vendors.”

2.	In all other respects the terms and conditions of the Agreement shall continue in full force and effect.

3.

Each of the parties hereto agrees to do and/or execute all such further and other acts, deeds, things, devices, documents and assurances as may be required in order to carry out the true intent and meaning of this Amending Agreement.

4.	This Amending Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their successors and permitted assigns, as the case may be.

5.

This Amending Agreement may be executed in any number of counterparts and any party hereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will be deemed to be one and the same instrument. The execution of this Amending Agreement will not become effective until all counterparts hereof have been executed by all of the parties hereto.

6.

Each of the parties hereto will be entitled to rely upon delivery by facsimile of executed copies of this Amending Agreement, and such facsimile copies will be effective to create a valid and binding agreement among the parties hereto in accordance with the terms and conditions of this Amending Agreement.

IN WITNESS WHEREOF this Amending Agreement has been executed and delivered as of the day and year first above written.

CHANCERY RESOURCES, INC.

Per:      /s/ Juan Restrepo
            Authorized Signatory

ALTOS DE AMADOR S.A.

Per:      /s/ signed
            Authorized Signatory